Exhibit 99.1

Gastar Exploration Announces Successful Lone Oak Ranch #2 Bossier Well


    HOUSTON--(BUSINESS WIRE)--March 29, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce that it has drilled the Lone Oak Ranch #2 well ("LOR #2") located in Leon County, Texas to a total depth of 18,100 feet. Based on preliminary analysis of electric logs and gas shows encountered during drilling, the well encountered approximately 36 net feet of apparent pay in two Bossier sands. Gastar is in the process of installing a 5-inch string of casing to 18,100 feet and will then begin initial completion and testing of the Bossier pay zones. The completion activities are expected to take approximately 30 days and, if successful, initial production is expected by late April 2007. Gastar has a 50% after casing point ("ACP") working interest, with Chesapeake Energy Corporation (NYSE:CHK) and a private exploration and production company each owning a 25% ACP working interest.

    Gastar is currently drilling the Wagner #1 well, a Bossier test offsetting two successful Bossier wells drilled by ConocoPhillips and expects to reach total depth in approximately five days. Gastar is also currently drilling the Donelson #3 well, another Bossier test that offsets the earlier successful Donelson #1 well drilled by Gastar. The Donelson #3 well is expected to reach total depth in approximately 35 days.

    Gastar's President and Chief Executive Officer, J. Russell Porter, commented, "Gross production from the Bossier area is continuing to grow with the recently announced completion of the John Parker #2, Williams #1 and Wildman Trust #2 wells. We expect a successful completion of the LOR #2 well will add to our production growth for the second quarter 2007 and continue the trend of economic Bossier completions."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the Deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 in New South Wales and the Gippsland Basin in Victoria, Australia.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com